EXHIBIT 21.0

SUBSIDIARIES

Incorporation/Organization	Jurisdiction of
iGATE Mastech, Inc. (f/k/a Mastech Emplifi, Inc.)	Pennsylvania
itiliti, LLC (f/k/a Ex-tra-Net Applications, Inc.)	Pennsylvania
Global Financial Services of Nevada	Nevada
iGATE Capital Management, Inc.	Pennsylvania
RedBrigade Limited	United Kingdom
RPO Worldwide, Inc. (f/k/a RedBrigade, Inc.)	Pennsylvania
iGATE Holding Corporation	Delaware
iGATE Management, Inc.	Pennsylvania
Highgate Venture Management, LLC (f/k/a iGATE Venture Management, LLC)	Pennsylvania
Highgate Venture Partners I, L.P. (f/k/a iGATE Venture Partners I, L.P.)	Delaware
iGATE Ventures, Inc.	Delaware
Highgate Ventures I, L.P. (f/k/a iGATE Ventures I, L.P.)	Delaware
Pure Pay Partners, Inc. (f/k/a Mastech Application Services, Inc.)	Pennsylvania
iGATE, Inc. (f/k/a Mastech Systems Corporation)	Pennsylvania
iGATE Global Solutions Ltd. (f/k/a Mascot Systems Limited)	India
Mastech Trademark Systems, Inc.	Delaware
jobcurry Systems Private Limited	India
Symphoni Interactive, LLC	Delaware
Synerge Holding, Inc.	Delaware
iGATE Clinical Research International Inc. (f/k/a iGATE Clinical Research Management Inc.)	Pennsylvania
iGATE Clinical Research International PVT Ltd (f/k/a Diagno Search Ltd.)	India
iGATE Infrastructure Management Services Limited (f/k/a IT&T Services Ltd.)	India
Mascot Malaysia Sdn. Bhd.	Malaysia
Mascot Systems GmbH	Germany
Mascot Systems (Wuxi) Company Ltd.	China
Air2Web	Georgia
LoanPro LLC	Delaware
Emplifi Technologies (India) Private Limited	India
RPO Worldwide Costa Rica SRL	Costa Rica